EXHIBIT 2

                             STOCKHOLDERS AGREEMENT


                     STOCKHOLDERS AGREEMENT, dated as of July 10, 2001 (this "Agreement"), among OPPENHEIMER ACQUISITION CORP., a Delaware corporation (the "Parent"), JOSHUA ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of the Parent (the "Merger Sub"), and each of the other signatories hereto (each a "Stockholder", and collectively, the "Stockholders").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                     WHEREAS, concurrently herewith, the Parent, the Merger Sub and Tremont Advisers, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which the Merger Sub will be merged with and into the Company (the "Merger");

                     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Parent and the Merger Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

                     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto intending to be legally bound, hereby agree as follows:

                     1. Definitions. For purposes of this Agreement:

                     "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

                     2. Provisions Concerning Company Common Stock

                     (a) Each Stockholder hereby agrees that, prior to the termination of the Merger Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock in lieu of a meeting, such Stockholder shall vote (or cause to be voted) all shares of Company Common Stock held of record or Beneficially Owned by such Stockholder, whether heretofore owned or hereafter acquired (collectively, the "Shares"), (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the approval of the terms thereof and each of the other actions



NY2:\1065197\01\mtwt01!.DOC\66351.0004
contemplated by the Merger Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise expressly agreed to in writing in advance by the Parent, against: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or the Funds (other than the Merger and the transactions contemplated by the Merger Agreement); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (C) any change in a majority of the persons who constitute the board of directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (E) any other material change in the Company's corporate structure or business; or (F) any other action involving the Company or any of its Subsidiaries or Funds which is intended, or could in any manner be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the transactions contemplated by the Merger Agreement, including, without limitation, any action to approve or facilitate any Acquisition Proposal. Such Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Agreement, including without limitation in this Section 2, and shall not, prior to the termination of the Merger Agreement in accordance with its terms, elect to convert any Class A Common Stock owned by such Stockholder into Class B Common Stock.

                     (b) In furtherance and not in limitation of the foregoing, each Stockholder hereby grants to, and appoints the Parent and each of John V. Murphy and Andrew J. Donohue, in their respective capacities as officers of the Parent, and any individual who shall hereafter succeed to any such officer of the Parent, and any other designee of the Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in this Section 2. Each Stockholder understands and acknowledges that each of the Parent and the Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Stockholder hereby affirms that such irrevocable proxy shall survive such Stockholder's death, incapacity or incompetence. Each Stockholder hereby authorizes all that each such proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

                     (c) Each Stockholder represents, severally as to itself and not jointly, that any proxies heretofore given in respect of such Stockholder's Shares or any other voting securities of the Company are not irrevocable and


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hereby revokes any and all previous proxies with respect to the Shares or any other voting securities of the Company.

                     3. Options. In order to induce the Parent and the Merger Sub to enter into the Merger Agreement, during the term of this Agreement, each of the Stockholders, severally as to itself and not jointly, hereby grants to the Parent an irrevocable option (each, a "Stock Option" and collectively, the "Stock Options"), exercisable in accordance with the immediately following sentence, to purchase any or all of such Stockholder's Shares at a purchase price per Share equal to the Merger Consideration, payable in cash. If the Merger Agreement is terminated in accordance with its terms, the Stock Options shall become exercisable with respect to all Stockholders, in whole or in part, at any time and from time to time from and after such termination, provided, that the Stock Options cannot be exercised while there exists any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Options or any unexpired waiting period under the HSR Act that has not been terminated. In the event that the Parent wishes to exercise the Stock Options, the Parent shall send a written notice (the "Notice") to the Stockholders identifying the place and date (not less than two Business Days from the date of the Notice) for the closing of such purchase. At such closing, the Parent shall receive certificates representing the Shares, duly endorsed for transfer, and shall make payment therefor by wire transfer of immediately available funds.

                     4. Other Representations and Warranties of the Stockholders. Each Stockholder, severally as to itself and not jointly, hereby represents and warrants to the Parent and the Merger Sub as follows:

                     (a) Ownership of Shares. Such Stockholder is the record holder and Beneficially Owns, with good and valid title, the number of Shares of Class A Common Stock and Class B Common Stock, respectively, set forth opposite such Stockholder's name on Schedule I hereto. On the date hereof, the number of Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record and Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, and sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of Class A Common Stock and Class B Common Stock, respectively, set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable Securities Laws and the terms of this Agreement.

                     (b) Power; Binding Agreement. Such Stockholder has the legal capacity (if such Stockholder is a natural person), power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of


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such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency and other similar laws of general applicability relating to or effecting creditors' rights generally and subject as to enforceability to general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

                     (c) No Conflicts. Except as may be set forth in the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary as a condition precedent for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and
(ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, (B) violate any Applicable Law to such Stockholder or any of such Stockholder's properties or assets, or (C) if such Stockholder is not a natural person, conflict with or result in a breach of any applicable organizational documents applicable to such Stockholder.

                     (d) Sophistication. Such Stockholder acknowledges that such Stockholder is an informed and sophisticated investor and, together with such Stockholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable such Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby. Such Stockholder will not seek rescission or revocation of this Agreement or seek to withdraw or revoke any vote, irrevocable proxy or irrevocable instruction delivered by it or on its behalf in connection therewith.

                     (e) No Encumbrances. Except as applicable in connection with the transactions contemplated hereby, such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder in favor of the Parent.


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
                     5. Representations and Warranties of the Parent and the Merger Sub. Each of the Parent and the Merger Sub represents and warrants to the Stockholders as follows: this Agreement has been approved by the Board of Directors of each of the Parent and the Merger Sub, representing all necessary corporate action on the part of each of them; this Agreement has been duly executed and delivered by a duly authorized officer of each of the Parent and the Merger Sub; this Agreement constitutes a valid and binding agreement of each of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency and other similar laws of general applicability relating to or effecting creditors' rights generally and subject as to enforceability to general equitable principles.

                     6. Covenant of Parent. In the event that (i) the Parent exercises the Stock Options and (ii) after such exercise and during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock in lieu of a meeting, the Parent will vote the shares of the Company Common Stock acquired by exercise of the Stock Options for or against any Superior Proposal or any action, proposal, transaction or other matter related to or arising in connection with such Superior Proposal submitted to a vote of the stockholders of the Company pro rata in proportion to the affirmative and negative votes cast by the other stockholders of the Company voting in connection therewith (excluding abstentions and broker non-votes).

                     7. No Solicitation. No Stockholder shall, in his or its capacity as such, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or assistance) or respond to, or take any other action to facilitate, any inquiries or the making of any proposal by any person or entity (other than the Parent or any Affiliate of the Parent) with respect to the Company that constitutes an Acquisition Proposal, or (ii) prior to the termination of the Merger Agreement in accordance with its terms, agree to approve or endorse any Acquisition Proposal. If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform the Parent of the existence thereof. Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                     8. Restriction on Transfer, Proxies and Non-Interference. During the term of this Agreement, except as contemplated by this Agreement or the Merger Agreement, no Stockholder shall, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; provided that following the termination of the Merger Agreement in accordance with its terms, each Stockholder may tender Shares in response to a bona fide tender offer that is supported by the Board of Directors of the Company provided that such Stockholder has given to the Parent at least five (5) Business Days advance notice of such Stockholder's intention to tender Shares; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit


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
any Shares into a voting trust or enter into or amend a voting agreement with respect to any Shares; (iii) exercise any right to require the Company to register any of the Shares under the Securities Laws; or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

                     9. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

                     10. Reliance by the Parent. Each Stockholder understands and acknowledges that the Parent is entering into, and causing the Merger Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                     11. Stop Transfer. Each Stockholder agrees with, and covenants to, the Parent that during the term of this Agreement, such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                     12. Termination. This Agreement shall terminate upon the earlier of (a) the Effective Time or (b) if (i) the Company terminates the Merger Agreement pursuant to Section 7.1(g) thereof, (ii) the Parent terminates the Merger Agreement pursuant to clause (D) of Section 7.1(d) thereof, (iii) the Parent terminates the Merger Agreement pursuant to Section 7.1(d) (other than clause (D) thereof) or Section 7.1(f) thereof at any time after an Acquisition Proposal has been made or (iv) if the Required Company Vote shall not have been obtained at a meeting of the stockholders of the Company duly called and held for such purpose in accordance with Section 5.4 of the Merger Agreement and, at or prior to such meeting (x) one or more Stockholders have breached this Agreement or (y) an Acquisition Proposal has been made, 12 months after any such termination; provided, however, that if the Merger Agreement is terminated in accordance with its terms under any circumstances not mentioned in clause (b) of this Section 12, this Agreement shall terminate contemporaneously with the termination of the Merger Agreement.

                     13. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.


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
                     14. Obligations Several. The obligations of each Stockholder under this Agreement shall be several and not joint. No Stockholder shall have any liability, duty or obligation arising out of or resulting from any failure by any other Stockholder (or any Affiliate thereof) to comply with the terms and conditions of this Agreement.

                     15. Confidentiality. The Stockholders recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder hereby agrees not to disclose or discuss such matters with anyone not subject to a duty of confidentiality with respect thereto (including, without limitation, the Company's directors, executive officers, financial advisors and legal counsel) without the prior written consent of the Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Stockholder's counsel advises are necessary in order to fulfill such Stockholder's obligations imposed by law, in which event such Stockholder shall give notice of such disclosure to the Parent as promptly as practicable so as to enable the Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

                     16. Miscellaneous.

                     (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                     (b) Certain Events. Each Stockholder agrees that this Agreement, including without limitation the proxy granted pursuant to Section 2, and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, representatives, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                     (c) Assignment. This Agreement shall not be assigned without the prior written consent of the other party, provided that the Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Parent, but no such assignment shall relieve the Parent of its obligations hereunder if such assignee does not perform such obligations.

                     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that
Schedule I hereto may be supplemented by the Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party


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
hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

                     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                   If to a Stockholder:  At the addresses set forth on
                                         Schedule I hereto

                   If to the Parent or the Merger Sub:

                                           Oppenhemer Acquisition Corp.
                                           Two World Trade Center
                                           New York, New York 10048-0203
                                           Facsimile: (212) 323-0280
                                           Attn: President

                             copies to:

                                           Oppenheimer Acquisition Corp.
                                           Two World Trade Center
                                           New York, New York 10048-0203
                                           Facsimile: (212) 321-1159
                                           Attn: General Counsel

                                           Weil, Gotshal & Manges LLP
                                           767 Fifth Avenue
                                           New York, New York 10153
                                           Facsimile: (212) 310-8007
                                           Attention:  Howard Chatzinoff, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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
                     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                     (h) Expenses. Each of the Parent, the Merger Sub and each Stockholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

                     (i) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                     (j) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                     (k) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                     (l) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that the Company is intended to be a third party beneficiary of Section 6.

                     (m) Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                     (n) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action,


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
suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (n) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the States of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                     (o) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                     (p) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.


                         [SIGNATURES BEGIN ON NEXT PAGE]











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
                     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first above written.


                           OPPENHEIMER ACQUISITION CORP

                           By: /s/ Jeremy Griffiths
                               ----------------------------------------------
                               Name: Jeremy Griffiths
                               Title: Chief Financial Officer and Treasurer




/s/ John Keeley
----------------------------------
Name: John Keeley
Address: 401 S. LaSalle St.
         Chicago, IL 60558


/s/ Sandra Manzke
----------------------------------
Name: Sandra Manzke
Address: Tremont Advisers, Inc.
         555 Theodore Fremd Ave.
         Rye, NY 10580


/s/ Suzanne S. Hammond
----------------------------------
Name: Suzanne S. Hammond
Address: 338 Nod Hill Road
         Wilton, CT 06897



LEGION INSURANCE COMPANY

/s/ Glenn R. Partridge
----------------------------------
Name: Glenn R. Partridge
Title: Executive Vice President
Address: One Logan Square
         Suite 1400
         Philadelphia, PA 19103

/s/ Robert I. Schulman
-------------------------------------
Name: Robert I. Schulman
Address: Tremont Advisers, Inc.
         555 Theodore Fremd Ave.
         Rye, NY 10580


/s/ Bruce D. Ruehl
-------------------------------------
Name: Bruce D. Ruehl
Address: Tremont Advisers, Inc.
         555 Theodore Fremd Ave.
         Rye, NY 10580


/s/ Nicola Meaden
-------------------------------------
Name: Nicola Meaden
Address: Tremont TASS (Europe) Ltd.
         13-15 Carteret Street
         London  SW1H 9DJ
         United Kingdom


/s/ Jimmy L. Thomas
-------------------------------------
Name: Jimmy L. Thomas
Address: 205 Fox Meadow Ln.
         Orchard Park, NY 14127


/s/ Alan Rhein
-------------------------------------
Name: Alan Rhein
Address: 16 Belmont Dr.
         Roslyn Hts., NY 11577


/s/ Stephen Clayton
-------------------------------------
Name: Stephen Clayton
Address: Tremont Advisers, Inc.
         555 Theodore Fremd Ave.
         Rye, NY 10580


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
                                      JOSHUA ACQUISITION CORP.

                                      By: /s/ Jeremy Griffiths
                                          ------------------------------------
                                          Name: Jeremy Griffiths
                                          Title: Vice President and Treasurer















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
                                  SCHEDULE I TO
                              STOCKHOLDERS AGREEMENT



             RECORD AND BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK


    Name and Address of Stockholder                      Number of Shares
    -------------------------------                      ----------------
             Sandra Manzke                                    195,712
            John Keeley, Jr.                                  107,379
            Suzanne Hammond                                    5,859



             RECORD AND BENEFICIAL OWNERSHIP OF CLASS B COMMON STOCK


    Name and Address of Stockholder                        Number of Shares
    -------------------------------                        ----------------
        Legion Insurance Company                               1,351,536
            John Keeley, Jr.                                    546,287
             Sandra Manzke                                      467,110
            Robert Schulman                                     460,013
              Bruce Ruehl                                       155,249
             Nicola Meaden                                      100,265
              Jimmy Thomas                                      78,125
            Suzanne Hammond                                     34,893
               Alan Rhein                                       31,249
            Stephen Clayton                                     29,653





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